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                                  EXHIBIT 99.1

THE MIIX GROUP

NEWS RELEASE

                 THE MIIX GROUP ANNOUNCES COURT PLACES INSURANCE
                          SUBSIDIARY IN REHABILITATION


LAWRENCEVILLE, NJ, SEPTEMBER 30, 2004 - The MIIX Group, Incorporated (OTC: MIIX) announced today that the Superior Court of New Jersey entered an Order on September 28, 2004, placing MIIX Insurance Company ("MIIX Insurance"), a subsidiary of The MIIX Group, Inc., into rehabilitation and naming the Commissioner of the New Jersey Department of Banking and Insurance ("Department") as Rehabilitator with immediate and exclusive control over the business and property of MIIX Insurance. The Order provides that The MIIX Group and New Jersey State Medical Underwriters, Inc. will continue to provide administrative services to MIIX Insurance pursuant to the current Management Services Agreement until terminated by the Department after appropriate notice. The Order does not stay payment of claims for any litigation currently pending against MIIX Insurance or its insureds and does not bar claimants from filing new actions against MIIX Insurance insureds. The Order, however, prohibits persons from filing any new action or new claim directly against MIIX Insurance without the permission of the Court.

In addition, all directors and officers of MIIX Insurance and of its two subsidiaries, Lawrenceville Holdings, Inc. and MIIX Insurance Company of New York, resigned from their positions, effective September 28, 2004.

Forward-Looking Statement

This news release contains forward-looking statements that are based on the Company's expectations concerning future events and are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. In particular, the Court's action in placing an insurance subsidiary into rehabilitation will adversely affect the Company's ability to manage its runoff and to restructure its operations or sell its assets and to continue as a going concern. These and other uncertainties and other factors are detailed from time to time in the Company's filings with the appropriate securities commissions.


Contact:
Allen Sugerman
Chief Financial Officer
(800) 234-MIIX, ext. 1311
asugerma@miix.com